PROSPECTUS	Pricing Supplement No. 3631
Dated September 5, 2000	Dated March 28, 2001 (Revised April 3, 2001)
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 7, 2000	No. 333-40880

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Trade Date: March 28, 2001

Settlement Date (Original Issue Date): April 18, 2001

Maturity Date: April 18, 2016

Principal Amount (in Specified Currency): USD 100,000,000

Price to Public (Issue Price): The Notes are being purchased by the Underwriter at 100% of their principal amount and will be resold by the Underwriter at varying prices determined at the time of sale. For further information with respect to any discounts, commissions or profits on resales of the Notes that may be deemed underwriting discounts or commission, see "Plan of Distribution" below.

Agent's Discount or Commission: 0.00%

Net Proceeds to Issuer: 100,000,000

Interest Rate Per Annum: 6.50%

Interest Payment Date(s):

X Semi-Annually: April 18th and October 18th of each year, commencing, October 18, 2001 and on the Maturity Date.

___ Other:

Form of Notes:

X DTC registered ___ non-DTC registered

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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Pricing Supplement No. 3631 (Revised April 3, 2001)
Dated March 28, 2001
Rule 424(b)(3)-Registration Statement
No. 333-40880

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: April 18, 2002, and on each Interest Payment Date thereafter

(See "Additional Terms Optional Redemption below")

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms: Optional Redemption.

The Company may at its option elect to redeem the Notes in whole or in part on April 18, 2002 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date. In the event the Company elects to redeem the Notes, notice will be given to registered holders at least 30 days prior to the Redemption Date.

(Fixed Rate)
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Pricing Supplement No. 3631
Dated March 28, 2001 (Revised April 3, 2001)
Rule 424(b)(3)-Registration Statement
No. 333-40880

Recent Developments.

On May 25, 2000, our Board of Directors adopted resolutions approving the reincorporation and change of domicile of General Electric Capital Corporation from New York to Delaware. This reincorporation is currently expected to occur in the second quarter of 2001.

Additional Information:

General.

At December 31, 2000, the Company had outstanding indebtedness totaling $196.258 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2000 excluding subordinated notes payable after one year was equal to $195.560 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

		Year Ended December 31,
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.00% of the principal amount of the Notes. The Underwriter has advised the Issuer that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.